EXHIBIT 99.5(o)

Addendum to Advisory Agreement
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                         ADDENDUM TO ADVISORY AGREEMENT

     The Advisory Agreement made the 9th day of November, 1987, and subsequently amended on January 17, 1989, January 4, 1994, August 15, 1994, and November 20, 1995, between the PACIFIC SELECT FUND (the "Fund"), a Massachusetts business trust, and PACIFIC LIFE INSURANCE COMPANY (the "Adviser"), a corporation organized under the laws of California, (the "Agreement") is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement ("Addendum"), which is made this ____ day of _________________, 1998.

                                  WITNESSETH:

     WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest ("Beneficial Interest") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Fund currently consists of fourteen series designated as the Money Market Portfolio, Managed Bond Portfolio, High Yield Bond Portfolio, Government Securities Portfolio, Growth Portfolio, Equity Income Portfolio, Multi-Strategy Portfolio, International Portfolio, Equity Index Portfolio, Growth LT Portfolio, Equity Portfolio, Bond and Income Portfolio, Emerging Markets Portfolio, and Aggressive Equity Portfolio (each referred to as a "Series" in the Agreement, and hereinafter referred to as a "Portfolio"); and

     WHEREAS, the Fund intends to establish four additional Portfolios to be designated as the Large-Cap Value Portfolio, Mid-Cap Value Portfolio, REIT Portfolio, and Small-Cap Index Portfolio; and

     WHEREAS, the Fund desires to appoint the Adviser as manager and investment adviser to the Large-Cap Value Portfolio, Mid-Cap Value Portfolio, REIT Portfolio, and Small-Cap Index Portfolio under the provisions set forth in the Agreement and in this Addendum; and

     WHEREAS, the Adviser is willing to accept such appointment;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

In addition to its responsibilities as specified in the Agreement, the Fund hereby appoints the Adviser to act as manager and investment adviser with respect to the Large-Cap Value Portfolio, Mid-Cap Value Portfolio, REIT Portfolio, and Small-Cap Index Portfolio which, in addition to all other Portfolios previously established, shall be deemed one of the Portfolios under the Agreement, subject to the terms and conditions as specified in the Agreement, including section six (6), "Compensation", as amended by
                                                ------------
     this Addendum.

Section six (6) ("Compensation") of the Agreement is amended by replacing the
                  ------------
     first paragraph with the following language:
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               "6. Compensation.  For the services provided and the expenses
                   ------------
          borne by the Adviser pursuant to this Agreement, the Fund will pay to the Adviser a fee at an annual rate on the Money Market Portfolio of .40% of the first $250 million of the average daily net assets of the Portfolio, .35% of the next $250 million of the average daily net assets of the Portfolio, and .30% of the average daily net assets of the Portfolio in excess of $500 million; on the Managed Bond, High Yield Bond, Government Securities and Bond and Income Portfolios of .60% of the average daily net assets of the Portfolios; on the Growth, Equity Income, Equity and Multi-Strategy Portfolios of .65% of the average daily net assets of the Portfolios; on the Growth LT Portfolio of .75% of the average daily net assets of the Portfolio; on the International, Large-Cap Value and Mid-Cap Value Portfolios of .85% of the average daily net assets of the Portfolios; on the Equity Index Portfolio of .25% of the first $100 million of the average daily net assets of the Portfolio, .20% of the next $100 million of the average daily net assets of the Portfolio, and .15% of the average daily net assets of the Portfolio in excess of $200 million; on the Emerging Markets and REIT Portfolios of 1.10% of the average daily net assets of the Portfolio; on the Aggressive Equity Portfolio of .80% of the average daily net assets of the Portfolio; and on the Small-Cap Index Portfolio of .50% of the average daily net assets of the Portfolio. This fee shall be computed and accrued daily and paid monthly."
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     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.


                              PACIFIC SELECT FUND


Attest:   /s/ Diane N. Ledger                    By:  /s/ Thomas C. Sutton
--------------------------------------------        ---------------------------
Name:     Diane N. Ledger                        Name: Thomas C. Sutton
Title:    Vice President & Assistant Secretary         Chairman of the Board,
                                                       Trustee & President


                         PACIFIC LIFE INSURANCE COMPANY



Attest:   /s/ Diane N. Ledger                    By:  /s/ Thomas C. Sutton
--------------------------------------------        ---------------------------
Name:     Diane N. Ledger                        Name: Thomas C. Sutton
Title:    Vice President                               Chairman of the Board &
                                                       Chief Executive Officer



Attest:   /s/ Diane N. Ledger                    By:  /s/ Glenn S. Schafer
--------------------------------------------        ---------------------------
Name:     Diane N. Ledger                        Name: Glenn S. Schafer
Title:    Vice President                               President